Exhibit 99.1

[First Community Financial Corporation Stationery]

[Date]

Dear Valued Shareholder:

I am pleased to announce that the Board of Directors of First Community Financial Corporation has authorized the Company to pursue the deregistration of its common stock under the Securities and Exchange Act of 1934, as made possible by virtue of the enactment of the Jumpstart Our Business Startups (“JOBS”) Act earlier this year.

The decision to pursue deregistration was made after careful consideration of the costs and benefits to the Company of SEC registration. Our review led us to conclude that SEC registration comes at a considerable cost to the Company with little appreciable benefit to our shareholders. Importantly, we do not believe that deregistration will significantly affect trading in Company common stock, which will continue to trade over the counter and be quoted on the OTCQB Market Tier of the OTC Markets.

Upon completion of the deregistration process, the Company will no longer be obligated to file reports with the SEC, including, without limitation, annual, quarterly and current reports, nor will the Company be required to file its proxy statements with the SEC. The Company will, however, continue to provide to its shareholders annual reports prepared in accordance with generally accepted accounting principles and proxy statements, and intends to continue to provide its shareholders with quarterly reports of its financial performance. We currently expect to complete the deregistration process during the first quarter of 2013.

Additionally, as a result of its decision to authorize the Company to pursue deregistration, the Board also concluded that it would be appropriate to terminate the Company’s Dividend Reinvestment and Stock Purchase Plan. Unless we inform you otherwise, the Plan will be terminated effective December 31, 2012 and participants in the Plan will continue to be permitted to participate in the Plan through the payment of the fourth quarter dividend anticipated to occur in December. Upon termination of the Plan, Plan participants will receive a certificate representing all of the whole shares credited to their Plan account and cash in lieu of any fractional shares.

Your comments and questions are important to us. We invite you to share them with us and thank you for your continued support.

Sincerely,

Scott E. Fritz, President & CEO

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. The statements are valid only as of the date hereof and First Community Financial Corporation disclaims any obligation to update this information.